EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Quantity
11/8/2012	Sale	$ 12.1053	1	6237
11/12/2012	Sale	$ 12.1925	2	5343
11/13/2012	Sale	$ 12.1500		300
11/20/2012	Sale	$ 11.2426	3	6113
11/23/2012	Sale	$ 11.2500		1199
11/26/2012	Sale	$ 11.4318	4	5171
11/27/2012	Sale	$ 11.7464	5	4052
11/28/2012	Sale	$ 11.4984	6	4194
11/29/2012	Sale	$ 11.7451	7	5235
11/30/2012	Sale	$ 11.6477	8	3240
12/3/2012	Sale	$ 11.6500		2000
12/4/2012	Sale	$ 11.8469	9	4900
12/5/2012	Sale	$ 11.5356	10	1979
12/6/2012	Sale	$ 11.7971	11	17521
12/7/2012	Sale	$ 12.0105	12	3149
12/10/2012	Sale	$ 12.0614	13	31647
12/11/2012	Sale	$ 12.8649	14	40713
12/12/2012	Sale	$ 12.8601	15	13165
12/13/2012	Sale	$ 12.5543	16	8962
12/14/2012	Sale	$ 12.6681	17	20000
12/17/2012	Sale	$ 12.6849	18	9500
12/18/2012	Sale	$ 12.5484	19	25976
12/19/2012	Sale	$ 12.6358	20	12699
12/20/2012	Sale	$ 12.6622	21	12939

1 This transaction was executed in multiple trades at prices ranging from $12.09 – 12.15.
2 This transaction was executed in multiple trades at prices ranging from $12.07 – 12.23.
3 This transaction was executed in multiple trades at prices ranging from $11.15 – 11.35.
4 This transaction was executed in multiple trades at prices ranging from $11.25 – 11.60.
5 This transaction was executed in multiple trades at prices ranging from $11.68 – 11.84.
6 This transaction was executed in multiple trades at prices ranging from $11.47 – 11.57.
7 This transaction was executed in multiple trades at prices ranging from $11.60 – 11.95.
8 This transaction was executed in multiple trades at prices ranging from $11.64 – 11.75.
9 This transaction was executed in multiple trades at prices ranging from $11.75 – 11.90.
10 This transaction was executed in multiple trades at prices ranging from $11.50 – 11.75.
11 This transaction was executed in multiple trades at prices ranging from $11.60 – 12.00.
12 This transaction was executed in multiple trades at prices ranging from $12.00 – 12.03.
13 This transaction was executed in multiple trades at prices ranging from $11.95 – 12.15.
14 This transaction was executed in multiple trades at prices ranging from $12.40 – 12.95.
15 This transaction was executed in multiple trades at prices ranging from $12.65 – 12.91.
16 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
17 This transaction was executed in multiple trades at prices ranging from $12.50 – 12.88.
18 This transaction was executed in multiple trades at prices ranging from $12.62 – 12.75.
19 This transaction was executed in multiple trades at prices ranging from $12.45 – 12.63.
20 This transaction was executed in multiple trades at prices ranging from $12.60 – 12.65.
21 This transaction was executed in multiple trades at prices ranging from $12.64 – 12.68.